Exhibit 99.1

FOX RIVER VALLEY BANCORP, INC.

SPECIAL MEETING OF SHAREHOLDERS

                    , 2016

Proxy Card

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FOX RIVER VALLEY BANCORP, INC. The undersigned acknowledges receipt of the Notice of Special Meeting of Shareholders and the accompanying Proxy Statement, each dated                     , 2016, regarding the Special Meeting of Shareholders of Fox River Valley Bancorp, Inc. to be held on                     , 2016, and any adjournments or postponements thereof. The undersigned hereby revokes all prior proxies and hereby appoints Robert Matzke and Michael Reese, with full power of substitution, as proxies of the undersigned to represent the undersigned and to vote all shares of common stock of Fox River Valley Bancorp, Inc. that the undersigned would be entitled to vote if personally present at the Special Meeting and any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If this proxy is properly executed and returned but no direction is given, this proxy will be voted: (i) “FOR” approval of the Merger Proposal (as defined below) and (ii) in the discretion of the proxy holders on any other matter that may properly come before the Special Meeting. If you voted to “ABSTAIN” from the proposal, it will have the same effect as an “AGAINST” vote with respect to the proposal. You may revoke this proxy at any time prior to the vote of the shareholders at the Special Meeting.

The Board of Directors recommends a vote “FOR” the proposal described below.

To approve the Agreement and Plan of Merger, dated as of November 19, 2015, by and among County Bancorp, Inc., County Acquisition LLC and Fox River Valley Bancorp, Inc. and the transactions contemplated thereby (the “Merger Proposal”).	☐	FOR	☐	AGAINST	☐	ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business that may properly come before the Special Meeting and any adjournments thereof.

Please date this proxy and sign exactly as your name or names appear on your stock certificates. If stock is held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and others signing in a representative capacity, please give your full titles. If the shareholder is an individual, the shareholder or the shareholder’s authorized representative shall date and sign the signature block directly below.

Dated: , 2016
Signature

Printed Name/Title

Signature (if held jointly)

Printed Name (if held jointly)